Filed Pursuant to Rule 424(b)(3)

Registration No. 333-121067

Pricing Supplement No. 11 dated February 2, 2006

(to Prospectus Supplement dated May 18, 2005

and Prospectus dated May 18, 2005)

$6,422,000

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series B

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

Trade Date:	February 2, 2006
Issue Date:	February 7, 2006

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Agents’ Concession	Named Agents’ Concession	Dealers’ Selling Concession	Net Proceeds to Issuer	Interest Rate per Annum
52519FEG2	$6,422,000	100.00%	2.70%	2.50%	2.00%	$6,248,606	5.90%

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CUSIP Number	Interest Payment Dates	First Interest Payment Date	Maturity Date	Survivor’s Option (Yes/No)	Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes
52519FEG2	Monthly on the 7th and on the Maturity Date	March 7, 2006	February 7, 2031	Yes

The Note may be redeemed prior to the Maturity Date at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 7th , commencing February 7, 2011. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivor’s Option.

Other Terms:         On the Issue Date specified above, Lehman Brothers Holdings may (but is not required to) issue additional Notes similar in all respects (including with respect to the Price to Public and the Concessions specified above). Lehman Brothers Holdings may also issue additional Notes following the Issue Date at a new Price to Public and subject to new Concessions. All such additional Notes would form a single tranche with, have the same CUSIP number as and trade interchangeably with the Notes immediately upon settlement.

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